EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT ("Agreement") shall be effective as of the 15th day of May, 2000 between Salix Pharmaceuticals, Ltd., a British Virgin Islands International Business Company having an office at 3600 W. Bayshore Road, Suite 205, Palo Alto, CA 94303 (together with its subsidiaries, affiliates and successors hereafter referred to as "Employer"), and Robert P. Ruscher who is an individual having a residence at 7808 Hardwick Drive, Raleigh, NC 27615 ("Employee").


                                    RECITALS

         WHEREAS, Employee currently is employed by Employer as President, Chief Executive Officer and a member of the Board of Directors; and

         WHEREAS, the Board of Directors of Employer believes it is in the best interests of Employer and its shareholders to ensure the continued employment of Employee in the position set forth above and to dissuade Employee from pursuing other employment opportunities outside of Employer; and

         WHEREAS, the Board of Directors of Employer believes it is imperative to provide the Employee with certain benefits upon termination of Employee's employment under certain circumstances, which benefits are intended to provide the Employee with incentive to remain with the Employer.

         NOW THEREFORE, in consideration of the recitals above and the mutual promises, covenants, and undertakings set forth below, Employer and Employee agree as follows:

                                   OBLIGATIONS

                                    ARTICLE I
                                   EMPLOYMENT

         1.1 Employer hereby agrees to continue to employ Employee as an executive in the position(s) set forth above with such duties as are reasonably assigned by the Board of Directors (or its designee) from time to time that are consistent with such position(s). Such employment shall continue until terminated in accordance with the terms of this Agreement.

         1.2 Employee accepts employment with Employer as set forth herein. Employee agrees to perform fully, faithfully, competently, and effectively such duties as shall be reasonably assigned by the Board of Directors (or its designee) and to devote Employee's best efforts to the business of Employer. Employee shall be specifically obligated to work to maximize the success of Employer's business throughout the world.
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                                   ARTICLE II
                               TERM OF EMPLOYMENT

         2.1 The term of Employee's employment at Employer shall continue unless and until Employee's employment terminates pursuant to Article VI of this Agreement.


                                   ARTICLE III
                                  COMPENSATION

         3.1 During the term of this Agreement, Employer shall pay to Employee for services which Employee may render to Employer an annual salary to be determined by the Employer in its sole discretion (subject to the terms of this Agreement, with the initial Base Salary set forth in Appendix A) and subject to periodic adjustment. For purposes of this Agreement, the term "Base Salary" shall mean the annual salary referred to above, but shall exclude all reimbursements for medical, professional, or transportation expenses, excess group-term life insurance coverage, or other "fringe benefits." Employee's Base Salary shall be paid in equal installments on Employer's regular payroll dates, but shall be computed pro-rata in any partial year or other partial period of employment. Employer shall also pay Employee an annual bonus (the "Bonus") to be determined by the Board of Directors or its designee in its sole discretion and subject to periodic adjustment. Employer shall withhold from all of Employee's compensation, including without limitation the Base Salary and Bonus, such sums as are required by federal, state and local laws, including, but not limited to, federal, state, and local income taxes, FICA and Medicare, and such other sums on which Employer and Employee may agree from time-to-time in writing.

         3.2 In addition to any compensation paid to Employee pursuant to
Section 3.1 of this Agreement, Employer shall provide Employee during the period of Employee's employment with Employer with (A) benefits consistent with those generally provided to similarly situated executives at Employer, (B) reimbursement for professional license fees and continuing professional education costs incurred by Employee; and (C) equipment (fax machine, printer, computer, cell phone, PDA, copier and related accessories) and reimbursement for related costs (internet connection fees, cell phone costs, office supplies, phone/fax costs) to work in a home office (collectively, the "Benefits").

         3.3 Employee's Base Salary, Bonus, and Benefits are set forth in Appendix "A" to this Agreement as may be amended from time-to-time at the sole discretion of the Board of Directors or its designee, provided such amendments are made in accordance with the terms of this Agreement.

         3.4 Upon the request of Employee, Employer shall loan Employee an aggregate principal amount of up to US$100,000 (the "Loan"). The Loan shall accrue

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interest compounded annually at the lowest Applicable Federal Rate stated by the
Internal Revenue Service on the date of the Loan. The principal plus accrued interest on the Loan shall be payable on the earlier to occur of (A) the date three (3) years from the date of the Loan, or (B) unless the provisions of Clause 6.4 and Exhibit B apply, the date one hundred twenty (120) days following termination of Employee's employment with Employer. The Loan shall be a full recourse obligation from Employee to Employer, as evidenced by this Agreement. All unpaid principal and unpaid accrued interest of the Loan may be prepaid without penalty, in whole or in part, at any time. Any prepayment of the Loan will be credited first against accrued interest, then principal.


                                   ARTICLE IV
               SECRET, CONFIDENTIAL AND/OR PROPRIETARY INFORMATION

           4.1 Employee will hold for the benefit of Employer, its affiliates, subsidiaries, related entities, and designees, and shall not disclose to any person or entity other than Employer or persons or entities designated by Employer, all secret, confidential or proprietary information, knowledge, computer data and/or information, patents, trade secrets, customer identities, marketing and other business methods, techniques, processes, practices, procedures, plans and strategies regarding Employer, its subsidiaries and affiliated corporations or business enterprises, and their customers obtained by Employee during Employee's employment with Employer, and any other secret, confidential or proprietary information pertaining to Employer, its subsidiaries and affiliated corporations or business enterprises, and their customers, during the term of this Agreement and at all times after Employee's termination of employment with Employer, unless the Board in writing consents to the contrary.

           4.2 Immediately upon notice of termination of employment, Employee shall give to Employer the originals and all copies of all documents, correspondence, memoranda, records, notes, manuals, materials, customer and prospective customer lists and information, including without limitation computer data, and other things relating, either directly or indirectly, to Employer's business, including, but not limited to, secret, confidential or proprietary information, in Employee's possession, custody or control, unless otherwise agreed to by the Board in writing.


                                    ARTICLE V
                       AGREEMENT NOT TO SOLICIT EMPLOYEES

           5.1 In recognition and consideration of Employee's employment, compensation and benefits, the training in and information regarding Employer's business which Employer will give Employee, Employee's introduction to Employer's customers, and the carefully guarded methods of doing business which Employer utilizes and deems crucial to the success of its business, Employee shall not during the term of this Agreement, and for a period of one (1) year following the termination of Employee's employment by Employer, regardless of the reason for termination, either directly or

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

indirectly, solicit the employment of any person who was employed by the Employer or any of its affiliates on a full time basis at the time of Employee's termination of employment, unless such person (a) was involuntarily discharged by the Employer or such affiliate or (b) voluntarily terminated his or her relationship with Employer or such affiliate prior to contact by Employee.

           5.2 Employee acknowledges that any breach of any obligation contained in this Article and the preceding Article is not adequately compensable by monetary damages, and Employee agrees that any such breach shall cause Employer irreparable harm for which Employer shall be entitled to a temporary restraining order and preliminary injunction without prior notice to Employee. Any and all attorneys' fees, costs and expenses incurred by Employer in enforcing the terms of this Article and the preceding Article shall be reimbursed to Employer by Employee.

           5.3 In the event that any body of competent jurisdiction shall determine that any of the restrictive covenants in this Article V is inequitably broad, it is the intention and agreement of the parties that the decision-maker shall equitably adjust the obligations of Employee under this Agreement rather than entirely eliminate any such obligations. In the event that the decision-maker shall equitably adjust or eliminate any of the restrictive covenants in this Agreement, all other aspects of this Agreement shall remain in full force and effect.

           5.4 The enumeration of remedies in this Agreement to which Employer is entitled does not limit any rights Employer otherwise possesses, including, but not limited to, the right to monetary damages.


                                   ARTICLE VI
                                   TERMINATION

           6.1 This Agreement and Employee's employment with Employer may be terminated by Employer only upon the occurrence of any of the following events (each of which shall constitute "Reasonable Cause" for termination):

                  (i) Employee commits any act of gross negligence, fraud, dishonesty, or willful violation of any law or material violation of any significant written policy of Employer, that causes material harm to Employer;

                  (ii) Conviction of the Employee of (a) a felony or (b) a serious crime involving moral turpitude;

                  (iii) Willful or gross failure by Employee to substantially perform the duties reasonably assigned to Employee, or any intentional refusal without compelling reason by Employee to discharge Employee's job responsibilities and/or respond to Employer's legitimate job-related requests, insofar as such duties, responsibilities and/or requests do not contravene law and are consistent with Employee's position(s);

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

                  (iv) Failure to cooperate in an investigation conducted and/or undertaken by Employer or a governmental agency which has reasonable and legitimate objectives; and

                  (v) Any act of intentional conflict of interest by Employee related to Employer which results in material economic and/or other material damage to Employer;

provided, however, that Employee shall not be deemed to have been terminated for Reasonable Cause unless and until there shall have been delivered to Employee a Notice of Termination (as defined below) and a resolution adopted by the Board of Directors of Employer at a meeting held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Employee has engaged in the conduct set forth above and specifying the particulars thereof in reasonable detail. "Notice of Termination" shall mean a written notice of termination of Employee's employment with Employer, which notice indicates the specific termination provision in this Section 6.1 relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

           6.2 This Agreement and Employee's employment with Employer may be terminated by Employee at any time for any or no reason upon prior written notice to Employer. This Agreement shall also terminate in the event of the death or incapacitating disability of Employee. This provision, by itself, shall not be interpreted to effect the eligibility, if any, of Employee under any disability policy maintained by Employer under which Employee is entitled to disability benefits. Subject to the provisions of Subsection 6.4 and Appendix B (with respect to termination by Employee for Good Reason), termination of this Agreement under this Subsection 6.2 shall excuse Employer from any and all future payments of cash under this Agreement, provided, however, Employee (or a personal representative) shall be entitled to all compensation and benefits earned hereunder to the date of termination of employment.

           6.3 Subject to the provisions of Section 6.4 and Appendix B, this Agreement and Employee's employment with Employer may be terminated by Employer at any time upon one (1) month written notice to Employee without, Reasonable Cause and at Employer's sole discretion.

           6.4 In the event that (1) this Agreement and/or Employee's employment with Employer is terminated by Employer without Reasonable Cause, or (2) Employee terminates this Agreement and/or Employee's employment with Employer for Good Reason (as defined below), in any of those instances and only then Employer shall pay Employee severance pay as set forth in the Schedule of Severance Benefits attached hereto as Appendix "B." For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events or conditions: (A) a material adverse change in, or the assignment to Employee of any duties or responsibilities which are inconsistent with, Employee's status, title, position or responsibilities (including

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

reporting responsibilities) with Employer, (B) a reduction in Employee's salary and/or benefits except to the extent such reduction is comparable to percentage reductions in salary and/or benefits of all other employees of Employer, or any failure to pay Employee any compensation or benefits to which Employee is entitled within five (5) days of the date due, (C) Employer or its successor requires Employee to relocate beyond a twenty-five (25) mile radius from Employee's current residence, (D) any purported termination of this Agreement or Employee's employment by Employer without grounds therefor or any material breach by Employer of any provision of this Agreement, or (E) the failure of Employer to obtain an agreement in writing delivered to Employee, satisfactory to the Employee, from any successor or assignee of the Employer to assume and agree to perform this Agreement.


                                   ARTICLE VII
                               GENERAL PROVISIONS

           7.1 Employee represents and warrants that Employee is not currently subject to any restrictive covenant, any other restriction on employment, or any confidentiality agreement with any prior employer or other party except as already disclosed to Employer. Employee shall indemnify and hold Employer harmless with respect to any and all claims, causes of action, damages and liability of any kind whatsoever, including reasonable attorneys' fees and costs, successfully brought by a third-party arising out of any acts taken by Employee which violate any such restrictive covenant, other restriction on employment, or confidentiality agreement. Employee shall be entitled to indemnification, in accordance with the applicable provisions of Employer's charter documents and indemnification agreement, against all expense, liability and loss (including reasonable attorneys' fees and settlement payments) that Employee may incur by reason of any action, suit or proceeding arising from or relating to the performance of Employee's duties as an officer or director of Employer or any affiliate.

           7.2 All material furnished to Employee by Employer during the course of employment shall remain the property of Employer and shall be returned by Employee to Employer at any time upon demand and upon termination of employment.

           7.3 Neither this Agreement nor any right or interest hereunder shall be assignable by Employee without Employer's prior written consent.

           7.4 This Agreement shall be deemed automatically assigned by Employer (and assumed by the successor) in the event of any sale, transfer, merger, and/or similar disposition of its business (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), and shall inure to the benefit of and bind Employer's successors and assigns. For purposes of this Agreement, the term "Employer" shall include the party acquiring the business/assets of Employer upon any sale, transfer, merger, and/or similar disposition of its business.

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

           7.5 The validity, interpretation, performance and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of California. All actions brought under Paragraph 7.10 or otherwise shall be brought and occur in Palo Alto, California. The parties agree that service of notice of arbitration or any other process may be made as set forth in Paragraph
7.8 below and that service so made shall be as effective as if personally made.

           7.6 The waiver by a party of any breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any other breach by the other party.

           7.7 In the event that any provision of this Agreement is determined by any body of competent jurisdiction to be unenforceable, illegal or contrary to public policy, that body shall modify such provision to conform to public policy, or to interpret it in such a way as to render it enforceable and legal, in accordance with the intent of the parties as expressed herein. In the event that a body of competent jurisdiction decides that any provision of this Agreement is unenforceable, illegal or contrary to public policy and cannot be reformed, only such provision shall be affected and all other provisions of this Agreement shall remain in full force and effect.

           7.8 Any notice given to Employee pursuant to this Agreement shall be sufficiently given if sent to Employee by registered or certified mail addressed to Employee's address set forth at the beginning of this Agreement or such other address as Employee shall have designated in writing to Employer. Any notice given to Employer pursuant to this Agreement shall be sufficiently given if sent to Employer by registered or certified mail to Employer's address set forth at the beginning of this Agreement or such other address as Employer shall have designated in writing to Employee.

           7.9 This Agreement and Appendices "A" and "B" set forth the entire understanding of the parties and the agreement they desire to reach relating to the subject matter hereof. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof (excluding confidentiality and invention agreements between or effecting the parties) including, but not limited to, any prior negotiations, correspondence, agreements, proposals, or understandings. Negotiations, correspondence, agreements, proposals, or understandings not expressly incorporated into this Agreement shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. No modification, waiver or agreement of termination of this Agreement shall be binding upon either party unless made in writing and signed for or on behalf of each party. Any such signature of the Employer must be that of the representative duly authorized by the Board. In the event of any inconsistency between this Agreement and any benefit plan of the Employer, the language of this Agreement shall control both documents. This Agreement may be signed in counterparts.

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

           7.10 Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be finally settled under the Arbitration Rules and Procedures of JAMS/Endispute ("JAMS"), as modified below, by a neutral arbitrator appointed by the JAMS in accordance with said rules.

                     (a) the arbitration shall be conducted before one (1) arbitrator selected by mutual agreement of the Employer and Employee; if no agreement is made within ten (10) business days from the date a demand for arbitration was filed with the JAMS, then the arbitrator shall be selected according to the JAMS rules;

                     (b) the arbitration hearing shall take place no later than thirty (30) days following the JAMS' notice of the selection of an arbitrator;

                     (c) the arbitration hearing shall last no more than one day;

                     (d) no discovery shall be permitted, including depositions, interrogatories, requests for admissions, or production of documents, except in the case of extreme hardship as determined by the arbitrator;

                     (e) the arbitrator shall give his/her decision at the conclusion of the arbitration proceeding if possible, but no later than two business days following the conclusion of the proceeding;

                     (f) any arbitration proceeding under this Agreement shall
(1) be conducted in such a manner that the proprietary or confidential information of the Employer remains protected, and (2) occur in Raleigh, North Carolina, and

                     (g) the decision of the arbitrator is final, binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

           7.11 Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other sources.

           7.12 In the event that Employee is required to institute action against Employer to enforce this Agreement or any term of provision thereof, and such action results in a finding in whole or in part in favor of Employee, then Employer hereby agrees Employer shall pay immediately all legal fees and other costs reasonably incurred by Employee in implementing and maintaining such action.

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

           IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.


"EMPLOYER"


By:      _________________________
         Lawrance Brown, Chairman of
         The Compensation Committee of
         The Board of Directors


"EMPLOYEE"


____________________
Robert P. Ruscher


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

                                  APPENDIX "A"

Employee's Base Salary and Benefits shall be as set forth in Paragraphs "A" through "G" below:

           A. Base Salary. Employer shall pay Employee an initial annual salary in the gross amount of Two Hundred Thirty Thousand Dollars ($230,000.00) per annum as Employee's base salary ("Base Salary"). The Base Salary may be changed from time-to-time in accordance with the normal business practices of the Employer, however, in no instance shall the Base Salary be decreased below the initial annual salary set forth above during the term of this Agreement except for decreases to Base Salary applied on a equal percentage basis to all employees of the Employer.

           B. Bonus. In addition to the Base Salary and in the sole discretion of the Board of Directors (or its designee), the Employee may be given an annual bonus (the "Bonus"). If Employee has not been discharged for Reasonable Cause as that term is defined in Article VI of this Agreement, then Employer shall pay to Employee on or before ninety (90) days following December 31 of the relevant year the Bonus, if any, as determined by the Employer.

           C. Paid Vacation. During each twelve (12) month calendar period of Employee's employment, Employee shall be entitled to twenty (20) days of paid vacation (in addition to customary holidays, sick days and personal days in accordance with the Employer's normal personnel policies). Unused vacation days during any calendar year can be carried forward to the next calendar year.

           D. Other Employee Benefits. Employee shall be entitled to participate and receive any and all other benefits that are generally available to other executives of Employer pursuant to any benefit programs existing during the term of this Agreement, including, among other things, participation in group life insurance, hospital, vision, disability, dental, medical or other group health and accident benefit plans. In addition, Employee shall be entitled to participate in all 401(k), bonus, profit sharing, pension or retirement plans as may be in existence during the term of this Agreement in accordance with their respective terms and provisions; provided, however, that to the extent participation or the amount of participation is in the discretion of the Board or any committee thereof, then Employee's participation shall likewise be solely in such discretion.

           E. Benefits Solely from General Assets. The benefits provided hereunder shall be paid solely from the general assets of Employer. Nothing herein shall be construed to require Employer to maintain any fund or segregate any amount for the benefit of Employee, and neither Employee nor any other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of Employer from which any payment under this Agreement may be made.

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           F. Withholding for Taxes. Employer makes no commitment that any amounts paid to or for the benefit of Employee under Paragraphs A through E above will be excluded from Employee's gross income for federal, state, and local income tax purposes, or that any other federal, state, or local tax treatment will apply to such payments or be available to Employee. Employer may make such provisions as it deems appropriate for the withholding of any taxes which Employer determines it is required to withhold in connection with this Agreement and the payments contemplated hereby.

           G. Effect on Computation of Benefits. Any reimbursement of expenses payable under this Agreement shall not be deemed salary or other compensation to Employee for purposes of computing benefits to which Employee may be entitled under any 401(k) plan, bonus, deferred compensation plan, or other arrangement of Employer for the benefit of its employees.

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

                                  APPENDIX "B"

                         SCHEDULE OF SEVERANCE BENEFITS

                     A. Entitlement to Severance Benefit. In the event that the provisions of Subsection 6.4 apply, then in addition to any other benefits payable under this Agreement the Employer shall provide to the Employee the severance benefits set forth in Sections B, C and D below. No such severance benefits shall be payable under the Agreement for the Employee's termination of employment for any other reason, including, but not limited to, voluntary termination of employment by Employee (for other than Good Reason) or termination of employment by Employer for Reasonable Cause, death or incapacitating disability.

                     B. Term of Benefits. The Employer shall provide to Employee the severance benefits described in Paragraph C below commencing on termination of the Employee's employment with Employer or termination of this Agreement that qualifies under the terms of Paragraph 6.4 of this Agreement for severance benefits, with such severance benefits continuing for a period of twelve (12) months (the "Benefit Period").

                     C. Amount of Benefits. Severance benefits shall consist of the following:

                               1. Base. The Employer shall pay to Employee a
monthly cash payment in an amount that is equivalent to one-twelfth of the Base Salary of Employee that is then in effect (or if a new, higher Base Salary has been set by the Employer in a signed writing given to employee for an upcoming year, or if the Base Salary for any period during the prior 24 month period was greater, than by that higher Base Salary). The monthly cash payment above shall also include an amount that is equivalent to one-twelfth of any cash Bonus that was paid to Employee for the last full calendar year prior to the termination of employment. Payment shall commence in the first regular pay period following the date of termination. The monthly cash payments may be made monthly or otherwise (e.g., on a two week or semi-monthly cycle) under the then existing regular payroll payments dates of Employer.

                               2. Non-Compensation Benefits. The Employer shall
continue to cover the Employee and Employee's dependents for the Benefit Period under all benefit plans covering other employees in positions similar to that of Employee. Employee's and Employee's dependents continued participation in such plans shall be at no greater cost to Employee than the cost Employee bore for such participation immediately prior to the date of termination.

                                          (a) Legal Continuation Restrictions.
If Employee's participation in any such plan or program is barred or limited, Employer shall arrange upon comparable terms, and at no greater cost to Employee than the cost Employee bore for such plans and programs prior to the date of termination, to provide Employee and

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Employee's dependents with benefits substantially similar to those which
Employee was entitled to receive under any such plan or program

                                          (b) COBRA Continuation. Any benefits
provided under this Paragraph 2 following the Employee's termination of employment shall count against the continuation period the Employee is otherwise entitled to under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or any similar federal or state statute, as a result of the termination of employment.

                               3. Employee Loans, Advances, Equipment. All
outstanding loans and advances from Employer to Employee shall be forgiven and cancelled in their entirety. Employee shall have the option to purchase at book value (or fair market value if lower) all home office equipment (computers, printer, copier, fax machine, PDA, cell phone and related accessories) used by Employee.

                  D. Stock Option Vesting. In the event that the provisions of Subsection 6.4 apply, the shares subject to each stock option for the Employer's (or its affiliate or successor) Common Stock held by Employee shall become fully and immediately vested. Each stock option shall be exercisable to the extent so vested in accordance with the provisions of the Option Agreement and related stock option plan pursuant to which such stock option was granted.

                  E. Consulting Relationship. In the event that Employee's employment with Employer and/or this Agreement is terminated for any reason other than for Reasonable Cause (by Employer) or Employee's death or disability, Employer (or its successor) and Employee (to the extent Employee is so allowed by any new employer of Employee) shall immediately enter into a consulting arrangement (the "Consulting Agreement") pursuant to which (a) to the extent not already vested pursuant to Clause D above, all options granted to Employee by Employer (or any affiliate or successor entity) shall continue to vest and be exercisable in accordance with the terms thereof (without any interruption or termination in Employee's continuous status as an employee or consultant); and
(b) Employee shall agree to provide up to an average of 16 hours per month of consulting services to Employer as reasonably requested by Employer during the term of the Consulting Agreement in order to ensure the smooth transition of Employee's duties and responsibilities. Employer shall pay Employee for such services monthly at an hourly rate equal to (1) the Base Salary of Employee that is then in effect (or if a new, higher Base Salary has been set by the Employer for an upcoming year, or if the Base Salary for any period during the prior 24 month period was greater, than by that higher Base Salary), (2) divided by
1350). The Consulting Agreement will terminate on the date twelve (12) months from the date of such employment termination, unless terminated earlier by the mutual written agreement of Employer and Employee. Employer agrees to reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in providing services to Employer at the request of Employer pursuant to the Consulting Agreement.

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